UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 17, 2011
Independence Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-160093	26-4567130

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cira Centre 2929 Arch St., 17th Floor Philadelphia, PA	19104

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 243-9000

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On March 17, 2011, the Board of Directors of Independence Realty Trust, Inc. (the “Company”) approved a form of indemnification agreement and authorized the Company to enter into the agreement with each of its current directors. On the same day, the Company entered into the indemnification agreement with each of the directors set forth in the table below.

Name	Title
Scott F. Schaeffer Jack E. Salmon William C. Dunkelberg Robert F. McCadden DeForest B. Soaries, Jr.	Chairman of the Board Director Independent Director Independent Director Independent Director
     Each indemnification agreement provides, among other things, that the Company will indemnify, to the maximum extent permitted by law, the covered director against any and all judgments, penalties, fines and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding that arises out of the director’s status as a present or former director, officer, employee or agent of the Company. Each indemnification agreement also requires the Company, upon request of the covered director, to advance the expenses related to such an action provided that the director undertakes to repay any amounts to which he is subsequently determined not to be entitled.
     The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered director may be entitled, including any rights arising under the charter or bylaws of the Company or applicable law.
     The foregoing description is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.5 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits:

Exhibit No.	Description
10.5	Form of Indemnification Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Realty Trust, Inc.
	By:	/s/ Jack E. Salmon
March 22, 2011		Jack E. Salmon
President and Chief Financial Officer